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                                                                    EXHIBIT 23.2

                          Independent Auditors' Consent

The Board of Directors
PRG-Schultz International, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-64125, 333-08707, 333-30885, 333-61578 and 333-81168) on Form S-8 and
Registration statement (No. 333-76018) on Form S-3 of PRG-Schultz International, Inc. of our report dated March 9, 2001, with respect to the consolidated balance sheet of PRG France, S.A. and subsidiaries as of December 31, 2000, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2000, which report appears in the December 31, 2001 annual report on Form 10-K of PRG-Schultz International, Inc.

                                       ERNST & YOUNG Audit



                                       Any ANTOLA

Paris, France
March 11, 2002